Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendments to Registration Statements No. 333-40356, No. 333-97571, No. 333-115987, No. 333-125461, No. 333-134749, No. 333-143048, No. 333-166601, No. 333-193970, No. 333-195633, No. 333-218086 and No. 333-226020 on Form S-8 of our reports dated February 26, 2024 relating to the financial statements of Itron, Inc. and the effectiveness of Itron, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
May 9, 2024